Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

i2 Technologies, Inc.:

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 30, 2007 relating to the 2006 consolidated financial statements of i2 Technologies, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the 2006 change in the method of accounting for stock based payments to conform to FASB Statement No. 123(R), Share-Based Payment) appearing in the Annual Report on Form 10-K of i2 Technologies, Inc. for the year ended December 31, 2008.

/s/ DELOITTE & TOUCHE LLP
Dallas, Texas

April 27, 2009